Exhibit 10.5

XCYTE THERAPIES, INC.

RETENTION AND SEPARATION AGREEMENT

This Retention and Separation Agreement (the “Agreement”) is dated as of July 26, 2005 (the “Effective Date”), by and between Kathi Lynn Cordova (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Employee’s employment with the Company as of and after the date of this Agreement.

Retention Benefits

On July 5, 2005, the Company issued a press release announcing its decision to implement a plan to identify and evaluate its strategic options. In connection with such evaluation, on July 8, 2005, the Company’s Board of Directors approved a work force reduction plan that would result in the reduction of its work force by approximately 49%. The Company does not anticipate that any of the remaining employees will be employed by the Company on a long-term basis and would like to retain Employee’s current position through a Retention Date. For purposes of this Agreement, the Retention Date shall be defined as the earlier of 1) the Involuntary Termination of Employee’s current position with the Company without Cause or 2) the completion of a merger, acquisition, or other change of control or 3) immediately prior to the consummation of a proposed dissolution or liquidation of the Company.

As an incentive for Employee to remain employed from the date of this Agreement through the Retention Date, in addition to Employee’s regular salary, the Company will pay Employee the equivalent of two weeks base salary, less withholdings, for every full month from the July 1, 2005 through the Retention Date, and the payment shall be prorated for any partial months of employment. The retention benefit amount accrued will be paid within two weeks upon the Employee’s execution of a general release of claims, provided that Employee remains employed through the Retention Date. If the Company terminates Employee’s employment for Cause (defined to be 1. conviction of any felony or a misdemeanor involving moral turpitude; 2. repeated failure to fulfill duties of job position; 3. material violations of any Company work-related rule; 4. loss or withdrawal of a professional license otherwise required to fulfill Employee’s job duties), then Employee will not be entitled to receive any retention benefits.

Separation Benefits

If at any time from the date of this agreement the Employee’s employment with the Company is terminated under circumstances that constitute an Involuntary Termination without Cause, the Employee shall be entitled to receive separation benefits as set forth below, in addition to the retention benefits noted above, provided Employee signs a general release of claims.

The separation benefit shall be equivalent to the severance benefit that Employee would have been entitled to under the standard severance package offered to all employees in the July 12, 2005 reduction-in-force. In accordance with the standard severance package, Employee will receive a separation benefit to be calculated as follows. The benefit will be equal to a base of 4 weeks of base pay plus 3 weeks additional pay for every year of service on a prorated basis, with full monthly credit given for hire month and termination month. By way of example, as of July 12, 2005, the applicable benefit for Employee would have been equal to $ 116,011. The separation benefit will be paid within two weeks following Employee’s execution of a general release of claims.

Additionally, the Employee shall be entitled to reimbursement for her expenses incurred in continuing her medical insurance for herself and her dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), as applicable, for a period of three (3) months following the commencement of such COBRA continuation coverage, provided Employee makes a timely election for and continues to be eligible for such continued coverage. Any such reimbursement may be subject to withholding taxes as required by applicable law.

Definition of “Involuntary Termination”

For purposes of this Agreement, Employee shall be considered to have been terminated under circumstances that constitute Involuntary Termination if she is terminated by the Company or any successor without Cause (as previously defined), including but not limited to, 1) any merger, acquisition, dissolution or liquidation of the Company whereby the Company known as Xcyte Therapies, Inc. ceases to exist and 2) any other circumstance where the Company is unable to retain Employee in her current position as the Principal Financial and Accounting Officer of the Company.

Voluntary Resignation

If Employee voluntarily elects to terminate Employee’s employment with the Company, Employee shall not be entitled to any separation benefits.

Successors and Assigns

The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Employee’s obligations under this Agreement may not be assigned.

Entire Agreement.

This Agreement is the entire agreement between the parties with respect to the matters herein and supersedes all prior discussions and negotiations, except that, unless expressly modified herein, all of the employee’s existing terms and conditions of employment remain in effect, including the at-will employment relationship. This agreement may only be modified expressly in a writing signed by both parties.

The parties have executed this Agreement the date first written above.

XCYTE THERAPIES, INC.

By:	/s/ Robert L. Kirkman

Title:	Acting President and Chief Executive Officer

Address:	1124 Columbia Street, Suite 130 Seattle, Washington 98104

KATHI LYNN CORDOVA

Signature:	/s/ Kathi Cordova

Address:	1215 18th Avenue East Seattle, Washington 98112